Exhibit 99.1

National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2020 Financial Results

Duluth, Ga. -- March 3, 2021 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended January 2, 2021 and is providing its outlook for fiscal 2021.
Note: The fourth quarter of fiscal 2020 consisted of 14 weeks compared with 13 weeks for the prior year. The 14th week added $32.2 million to net revenue and approximately $0.01 to diluted EPS for the quarter and the year. The additional week is not included in comparable store sales growth and Adjusted Comparable Store Sales Growth for the quarter or the year.

Fourth Quarter 2020 Summary:
•Net revenue increased 23.6% to $496.7 million
•Comparable store sales growth of 14.3%; Adjusted Comparable Store Sales Growth of 10.6%
•Net income increased 795% to $35.1 million; Diluted EPS increased 779% to $0.42
•Adjusted EBITDA increased 118% to $83.5 million; Adjusted Operating Income increased 281% to $62.8 million
•Adjusted Diluted EPS increased 372% to $0.45
•Cash balance of $374 million
•Increases America's Best and Eyeglass World whitespace to at least 2,150 stores

Reade Fahs, chief executive officer, stated, “As I reflect on 2020 in general and the fourth quarter in particular, I could not be more pleased with how the National Vision team rallied to serve our patients and customer’s needs while maintaining a core focus on “safety first.” In the fourth quarter, we once again posted double digit comps. Our low cost eye care and eyewear offerings seem to be even more in demand during this pandemic economy.”

Mr. Fahs continued, “We are excited to announce that, based on independent research, we have raised our long-term projected whitespace opportunity by 300 stores to at least 2,150 locations, allowing us to further increase penetration in both existing and new markets. As a result, we believe America’s Best can grow to at least 1,300 locations - up from our previous estimate of 1,000 - and continue to believe that Eyeglass World can grow to at least 850 stores. With the hastening of industry trends that seem to favor our value-oriented free-standing models, we believe that the optical category in a post-COVID environment remains ripe for our expansion.”

Mr. Fahs concluded, “Entering 2021, we are off to a solid start despite severe weather disruptions in February. I want to thank the 2,000-plus affiliated optometrists and over 12,000 associates for their tireless hard work and continued commitment to serve our patients and customers. While significant uncertainty remains, I am confident that we have what it takes to navigate the rest of this pandemic and beyond.”

Adjusted Comparable Store Sales Growth, Adjusted EBITDA, Adjusted Operating Income, Adjusted Diluted EPS, Adjusted Operating Margin, and Adjusted EBITDA Margin are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Fourth Quarter 2020 Highlights
•Net revenue increased 23.6% to $496.7 million from $401.8 million for the fourth quarter of 2019. Net revenue growth was positively impacted by 2.8% due to the timing of unearned revenue.
•The 14th week in the fourth quarter of fiscal 2020 added $32.2 million to net revenue and approximately $0.01 to diluted EPS for the quarter and the year.
•Comparable store sales growth was 14.3% and Adjusted Comparable Store Sales Growth was 10.6%.
•The Company opened five new stores, closed one store, and ended the quarter with 1,205 stores.

•Costs applicable to revenue increased 15.4% to $216.5 million from $187.5 million for the fourth quarter of 2019. As a percentage of net revenue, costs applicable to revenue decreased 310 basis points to 43.6% from 46.7% for the fourth quarter of 2019. This decrease, as a percentage of net revenue, was primarily driven by increased eyeglass mix, higher eyeglass margin, and lower growth in optometrist costs.
•Selling, general and administrative expenses (“SG&A”) increased 12.2% to $199.8 million from $178.0 million for the fourth quarter of 2019. As a percentage of net revenue, SG&A decreased 410 basis points to 40.2% from 44.3% for the fourth quarter of 2019. This decrease, as a percentage of net revenue, was driven by store and corporate payroll expense, occupancy expense and corporate overhead leverage. SG&A for the fourth quarter of 2020 was impacted by $0.8 million of incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic.
•Net income increased 795% to $35.1 million compared to $3.9 million for the fourth quarter of 2019.
•Diluted earnings per share increased 779% to $0.42 compared to $0.05 for the fourth quarter of 2019. Adjusted Diluted EPS increased 372% to $0.45 compared to $0.09 for the fourth quarter of 2019. The net change in margin on unearned revenue benefited Adjusted Diluted EPS by $0.07.
•Adjusted EBITDA increased 118% to $83.5 million compared to $38.3 million for the fourth quarter of 2019. Adjusted EBITDA Margin increased 730 basis points to 16.8% from 9.5% for the fourth quarter of 2019.
•Adjusted Operating Income increased 281% to $62.8 million compared to $16.5 million for the fourth quarter of 2019. Adjusted Operating Margin increased 850 basis points to 12.6% from 4.1% for the fourth quarter of 2019. The net change in margin on unearned revenue benefited Adjusted EBITDA and Adjusted Operating Income by $8.9 million.
Fiscal 2020 Highlights
•Net revenue decreased 0.7% to $1.71 billion from $1.72 billion for fiscal year 2019. Net revenue growth was negatively impacted by 0.2% due to the timing of unearned revenue.
•Comparable store sales growth was (5.6)% and Adjusted Comparable Store Sales Growth was (6.1)%.
•The Company opened 57 stores, transitioned five Vision Centers in Walmart stores to its management, closed eight stores and ended the period with 1,205 stores. Overall, store count grew 4.7% from December 29, 2019 to January 2, 2021. In July, the Company entered into an amendment to its existing Management & Services Agreement (“MSA”) with Walmart Inc. that extended the current term and economics of the MSA by three years to February 23, 2024.
•Costs applicable to revenue decreased 2.5% to $786.6 million from $806.5 million for fiscal year 2019. As a percentage of net revenue, costs applicable to revenue decreased 80 basis points to 46.0% from 46.8% for fiscal year 2019. This decrease as a percentage of net revenue was primarily driven by higher eyeglass margin, partially offset by increased contact lens mix and optometrist costs incurred during temporary store closures in response to the COVID-19 pandemic.
•SG&A decreased 3.2% to $720.6 million from $744.5 million for fiscal year 2019. As a percentage of net revenue, SG&A decreased 110 basis points to 42.1% from 43.2% for fiscal year 2019. This decrease as a percentage of net revenue was primarily driven by lower advertising investment partially offset by store and corporate payroll and occupancy expenses incurred during temporary store closures. SG&A for fiscal 2020 includes $8.6 million of incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic.
•Net income increased 10.6% to $36.3 million compared to $32.8 million for fiscal year 2019.
•Diluted earnings per share increased 9.1% to $0.44 compared to $0.40 for fiscal year 2019. Adjusted Diluted EPS increased 21.9% to $0.91 compared to $0.75 for fiscal year 2019. The net change in margin on unearned revenue negatively impacted Adjusted Diluted EPS by $0.02.
•Adjusted EBITDA increased 12.4% to $218.3 million compared to $194.1 million for fiscal year 2019. Adjusted EBITDA Margin increased 150 basis points to 12.8% from 11.3% for fiscal year 2019.
•Adjusted Operating Income increased 17.4% to $134.1 million compared to $114.3 million for fiscal year 2019. Adjusted Operating Margin increased 120 basis points to 7.8% from 6.6% for 2019. The net change in margin on unearned revenue negatively impacted Adjusted EBITDA and Adjusted Operating Income by $2.8 million.
Balance Sheet and Cash Flow Highlights
•The Company’s cash balance was $373.9 million as of January 2, 2021. The Company had no borrowings under its $300.0 million first lien revolving credit facility, exclusive of letters of credit of $6.4 million.
•Total debt was $655.4 million as of January 2, 2021, consisting of outstanding first lien term loans, convertible senior notes and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for 2020 increased to $235.0 million compared to $165.1 million for 2019.
•Capital expenditures for 2020 totaled $76.8 million compared to $101.3 million for 2019, primarily due to a delay in the timing of new store capital investments.

Fiscal 2021 Outlook
The Company is continuing its practice of providing selected full year guidance for 2021 and the outlook reflects current expected impacts related to COVID. However, the Company anticipates potential significant volatility driven by ongoing uncertainty related to the pandemic. The outlook currently assumes no material deterioration as a result of COVID, government actions and regulations, including potential changes to the federal minimum wage and federal tax rate.
The Company is providing the following outlook for the 52 weeks ending January 1, 2022, compared to the 53 weeks ending January 2, 2021:

Fiscal 2021 Outlook
New Stores	~ 75
Adjusted Comparable Store Sales Growth[1]	13% - 16%
Net Revenue	$1.93 - $1.98 billion
Adjusted Operating Income	$130 - $137 million
Adjusted Diluted EPS[2]	$0.88 - $0.93
Depreciation and Amortization[3]	$97 - $98 million
Interest[4]	~ $28 million
Tax Rate[5]	~ 26%
Capital Expenditures	$100 - $105 million

1 - For the 52 weeks ending January 1, 2022
2 - Assumes approximately 96 million shares, including 12.9 million shares for the convertible notes under the if-converted method
3 - Includes amortization of acquisition intangibles of approximately $7.5 million, which is excluded in the definition of Adjusted Operating Income
4 - Before the impact of gains or losses related to hedge ineffectiveness and charges related to amortization of debt discounts and deferred financing costs
5 - Excluding the impact of stock option exercises

The fiscal 2021 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could potentially be significant.
The fiscal 2021 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2021 outlook. The Company uses these forward looking measures internally to assess and benchmark its results and strategic plans.
Conference Call Details
A conference call to discuss the fourth quarter 2020 financial results is scheduled for today, March 3, 2021, at 10:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 6395554. A live audio webcast of the conference call will be available on the “Investor” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.
A telephone replay will be available shortly after the broadcast through Wednesday, March 10, 2021, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 6395554. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.
About National Vision Holdings, Inc.
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with more than 1,200 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, and Vista Opticals inside select Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eye care needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2021 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the COVID-19 pandemic and its resurgence, and the impact of evolving federal, state, and local governmental actions in response thereto; customer behavior in response to the continuing pandemic and its resurgence, including the impact of such behavior on in-store traffic and sales; our ability to keep our reopened stores open in a safe and cost-effective manner, or at all, in light of the continuing COVID-19 pandemic and its resurgence; our ability to recruit and retain vision care professionals for our stores in general and in light of the pandemic; our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; our ability to maintain the performance of our host and legacy brands and our current operating relationships with our host and legacy partners; our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations; our compliance with managed vision care laws and regulations; our ability to maintain sufficient levels of cash flow from our operations to execute or sustain our growth strategy or obtain additional financing at satisfactory terms or at all; the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories, resulting in the inability to fulfill customer orders and deliver our products in a timely manner; risks associated with vendors from whom our products are sourced, including our dependence on a limited number of suppliers; our ability to compete successfully; our ability to effectively operate our information technology systems and prevent interruption or security breach; our growth strategy straining our existing resources and causing the performance of our existing stores to suffer; the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices; our ability to successfully implement our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space, including future increases in occupancy costs; the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems; our ability to retain our existing senior management team and attract qualified new personnel; overall decline in the health of the economy and other factors impacting consumer spending; our ability to manage our inventory; seasonal fluctuations in our operating results and inventory levels; our reliance on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues; risks associated with our e-commerce and omni-channel business; product liability, product recall or personal injury issues; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations; risk of losses arising from our investments in technological innovators in the optical retail industry; our ability to adequately protect our intellectual property; our significant amount of indebtedness and our ability to generate sufficient cash flow to satisfy our debt obligations; a change in interest rates as well as changes in benchmark rates and uncertainty related to the foregoing; restrictions in our credit agreement that limits our flexibility in operating our business; potential dilution to existing stockholders upon the conversion of our convertible notes; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
In the first quarter of 2020, we introduced Adjusted Operating Income and Adjusted Operating Margin as measures of performance we will use in connection with Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS. We believe Adjusted Operating Income and Adjusted Operating Margin enhance an understanding of our performance by highlighting the results from ongoing operations and the profitability of our business. Further, consistent with our presentation of Adjusted Operating Income, beginning with the first quarter of 2020, we no longer exclude new store pre-opening expenses and non-cash rent from our presentation of Adjusted EBITDA, Adjusted SG&A, and Adjusted Diluted EPS. See our Form 8-K filed with the SEC on February 26, 2020 for more information.

EBITDA: We define EBITDA as net income (loss), plus interest expense, income tax provision (benefit), and depreciation and amortization.
Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), plus interest expense, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Operating Income: We define Adjusted Operating Income as net income (loss), plus interest expense and income tax provision (benefit), further adjusted to exclude stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, and other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings (loss) per share, adjusted for the per share impact of stock compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discount and deferred financing costs, losses (gains) on change in fair value of derivatives, other expenses, and tax benefit of stock option exercises, less the tax effect of these adjustments.
Adjusted SG&A: We define Adjusted SG&A as SG&A adjusted to exclude stock compensation expense, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, and other expenses except for the share of losses on equity method investments.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers. We did not adjust our calculation of Adjusted Comparable Store Sales Growth for the temporary closure of our stores to the public in 2020 as a result of the COVID-19 pandemic.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
As of January 2, 2021 and December 28, 2019
In Thousands, Except Par Value

ASSETS	As of January 2, 2021	As of December 28, 2019
Current assets:
Cash and cash equivalents	$373,903	$39,342
Accounts receivable, net	57,989	44,475
Inventories	111,274	127,556
Prepaid expenses and other current assets	23,484	23,266
Total current assets	566,650	234,639

Property and equipment, net	341,293	366,767
Other assets:
Goodwill	777,613	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	49,511	56,940
Right of use assets	340,141	348,090
Other assets	17,743	8,129
Total non-current assets	1,766,848	1,798,086
Total assets	$2,333,498	$2,032,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,861	$40,782
Other payables and accrued expenses	110,309	82,829
Unearned revenue	32,657	28,002
Deferred revenue	58,899	55,870
Current maturities of long-term debt and finance lease obligations	3,598	13,759
Current operating lease obligations	58,356	51,937
Total current liabilities	328,680	273,179

Long-term debt and finance lease obligations, less current portion and debt discount	651,763	555,933
Non-current operating lease obligations	327,371	331,769
Other non-current liabilities:
Deferred revenue	20,828	21,530
Other liabilities	17,415	13,731
Deferred income taxes, net	80,939	60,146
Total other non-current liabilities	119,182	95,407
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 82,183 and 80,603 shares issued as of January 2, 2021 and December 28, 2019, respectively; 81,239 and 79,678 shares outstanding as of January 2, 2021 and December 28, 2019, respectively	821	805
Additional paid-in capital	795,697	700,121
Accumulated other comprehensive loss	(4,400)	(3,814)
Retained earnings	142,880	107,132
Treasury stock, at cost; 943 and 925 shares as of January 2, 2021 and December 28, 2019, respectively	(28,496)	(27,807)
Total stockholders’ equity	906,502	776,437
Total liabilities and stockholders’ equity	$2,333,498	$2,032,725

Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 includes 52 weeks.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Fiscal Years Ended January 2, 2021 and December 28, 2019
In Thousands, Except Earnings Per Share

	Three Months Ended January 2, 2021 (Unaudited)	Three Months Ended December 28, 2019 (Unaudited)	Fiscal Year 2020	Fiscal Year 2019
Revenue:
Net product sales	$412,399	$329,654	$1,418,283	$1,426,136
Net sales of services and plans	84,297	72,109	293,477	298,195
Total net revenue	496,696	401,763	1,711,760	1,724,331
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	149,504	130,175	551,783	574,351
Services and plans	66,977	57,367	234,841	232,168
Total costs applicable to revenue	216,481	187,542	786,624	806,519
Operating expenses:
Selling, general and administrative expenses	199,750	178,044	720,590	744,488
Depreciation and amortization	22,614	23,674	91,585	87,244
Asset impairment	1,089	1,506	22,004	8,894
Litigation settlement	—	—	4,395	—
Other expense (income), net	(133)	2,636	(445)	3,611
Total operating expenses	223,320	205,860	838,129	844,237
Income from operations	56,895	8,361	87,007	73,575
Interest expense, net	12,739	7,397	48,171	33,300
Debt issuance costs	20	—	156	—
Loss on extinguishment of debt	—	—	—	9,786
Earnings before income taxes	44,136	964	38,680	30,489
Income tax provision (benefit)	9,058	(2,956)	2,403	(2,309)
Net income	$35,078	$3,920	$36,277	$32,798

Earnings per share:
Basic	$0.43	$0.05	$0.45	$0.42
Diluted	$0.42	$0.05	$0.44	$0.40
Weighted average shares outstanding:
Basic	81,126	79,271	80,565	78,608
Diluted	95,925	81,785	82,793	81,683

Comprehensive income:
Net income	$35,078	$3,920	$36,277	$32,798
Unrealized gain (loss) on hedge instruments	2,073	1,489	(780)	(1,350)
Tax provision (benefit) of unrealized gain (loss) on hedge instruments	529	382	(194)	(346)
Comprehensive income	$36,622	$5,027	$35,691	$31,794

Note: Fiscal year 2020 includes 53 weeks. Fiscal years 2019 include 52 weeks.
Three months ended January 2, 2021 include 14 weeks. Three months ended December 28, 2019 include 13 weeks.
Fourth quarter 2020 diluted EPS is calculated using the if-converted method for the 2025 Notes adding back $5.3 million of interest expense (after tax) related to the 2025 Notes, and assuming conversion of the 2025 Notes at the beginning of the fourth quarter of 2020.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Fiscal Years Ended January 2, 2021 and December 28, 2019
In Thousands

	Fiscal Year 2020	Fiscal Year 2019
Cash flows from operating activities:
Net income	$36,277	$32,798
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	91,585	87,244
Amortization of debt discount and deferred financing costs	11,895	1,289
Asset impairment	22,004	8,894
Deferred income tax expense (benefit)	(233)	(2,378)
Stock based compensation expense	10,740	12,670
Losses (gains) on change in fair value of derivatives	4,014	—
Inventory adjustments	4,852	4,352
Credit loss expense	671	8,210
Loss on extinguishment of debt	—	9,786
Other	1,813	5,309
Changes in operating assets and liabilities:
Accounts receivable, net	(13,697)	(6,925)
Inventories	11,430	(15,886)
Other assets	(4,422)	10,103
Accounts payable	24,079	(2,860)
Deferred revenue	2,327	5,122
Other liabilities	31,646	7,353
Net cash provided by operating activities	234,981	165,081
Cash flows from investing activities:
Purchase of property and equipment	(76,823)	(101,325)
Other	413	694
Net cash used for investing activities	(76,410)	(100,631)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	548,769	566,550
Repayments on long-term debt	(369,269)	(591,925)
Proceeds from exercise of stock options	13,105	14,767
Purchase of treasury stock	(689)	(25,646)
Payments of debt issuance costs	(12,439)	(2,930)
Payments on finance lease obligations	(3,196)	(2,957)
Net cash provided by (used for) financing activities	176,281	(42,141)
Net change in cash, cash equivalents and restricted cash	334,852	22,309
Cash and cash equivalents and restricted cash, beginning of year	40,307	17,998
Cash and cash equivalents and restricted cash, end of year	$375,159	$40,307

Supplemental cash flow information:
Cash paid for interest	30,786	33,935
Cash paid (received) for taxes	894	684
Capital expenditures accrued at the end of the period	8,455	9,059
Right of use assets acquired under finance leases	1,257	9,713
Right of use assets acquired under operating leases	68,081	108,712
The following table provides a reconciliation of cash and cash equivalents reported within the consolidated balance sheets to the total of cash, cash equivalents and restricted cash shown above:

	Fiscal Year 2020	Fiscal Year 2019
Cash and cash equivalents	$373,903	$39,342
Restricted cash included in other assets	1,256	965
Total cash, cash equivalents and restricted cash	$375,159	$40,307

Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 includes 52 weeks.

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Financial Measures
For the Three Months and Fiscal Years Ended January 2, 2021 and December 28, 2019
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income

In thousands	Three Months Ended January 2, 2021		Three Months Ended December 28, 2019		Fiscal Year 2020		Fiscal Year 2019
Net income	$35,078	7.1%	$3,920	1.0%	$36,277	2.1%	$32,798	1.9%
Interest expense	12,739	2.6%	7,397	1.8%	48,171	2.8%	33,300	1.9%
Income tax provision (benefit)	9,058	1.8%	(2,956)	(0.7)%	2,403	0.1%	(2,309)	(0.1)%
Stock compensation expense (a)	2,405	0.5%	1,830	0.5%	10,740	0.6%	12,670	0.7%
Loss on extinguishment of debt (b)	—	—%	—	—%	—	—%	9,786	0.6%
Asset impairment (c)	1,088	0.2%	1,506	0.4%	22,004	1.3%	8,894	0.5%
Litigation settlement (d)	—	—%	—	—%	4,395	0.3%	—	—%
Secondary offering expenses (e)	—	—%	—	—%	—	—%	401	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.1%
Long-term incentive plan (g)	—	—%	941	0.2%	—	—%	2,830	0.2%
Amortization of acquisition intangibles (h)	1,872	0.4%	1,852	0.5%	7,426	0.4%	7,405	0.4%
Other (k)	526	0.1%	1,999	0.5%	2,732	0.2%	6,370	0.4%
Adjusted Operating Income / Adjusted Operating Margin	$62,766	12.6%	$16,489	4.1%	$134,148	7.8%	$114,300	6.6%
Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 includes 52 weeks.
Three months ended January 2, 2021 includes 14 weeks. Three months ended December 28, 2019 includes 13 weeks.
Percentages reflect line item as a percentage of net revenue, adjusted for rounding.
Some of the percentage totals in the table above do not foot due to rounding differences.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

In thousands	Three Months Ended January 2, 2021		Three Months Ended December 28, 2019		Fiscal Year 2020		Fiscal Year 2019
Net income	$35,078	7.1%	$3,920	1.0%	$36,277	2.1%	$32,798	1.9%
Interest expense	12,739	2.6%	7,397	1.8%	48,171	2.8%	33,300	1.9%
Income tax provision (benefit)	9,058	1.8%	(2,956)	(0.7)%	2,403	0.1%	(2,309)	(0.1)%
Depreciation and amortization	22,614	4.6%	23,674	5.9%	91,585	5.4%	87,244	5.1%
EBITDA	79,489	16.0%	32,035	8.0%	178,436	10.4%	151,033	8.8%

Stock compensation expense (a)	2,405	0.5%	1,830	0.5%	10,740	0.6%	12,670	0.7%
Loss on extinguishment of debt (b)	—	—%	—	—%	—	—%	9,786	0.6%
Asset impairment (c)	1,088	0.2%	1,506	0.4%	22,004	1.3%	8,894	0.5%
Litigation settlement (d)	—	—%	—	—%	4,395	0.3%	—	—%
Secondary offering expenses (e)	—	—%	—	—%	—	—%	401	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.1%
Long-term incentive plan (g)	—	—%	941	0.2%	—	—%	2,830	0.2%
Other (k)	526	0.1%	1,999	0.5%	2,732	0.2%	6,370	0.4%
Adjusted EBITDA/ Adjusted EBITDA Margin	$83,508	16.8%	$38,311	9.5%	$218,307	12.8%	$194,139	11.3%
Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 include 52 weeks.
Three months ended January 2, 2021 includes 14 weeks. Three months ended December 28, 2019 includes 13 weeks.
Percentages reflect line item as a percentage of net revenue, adjusted for rounding.
Some of the percentage totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted Diluted EPS to Diluted EPS

Shares in thousands	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2020	Fiscal Year 2019
Diluted EPS	$0.42	$0.05	$0.44	$0.40
Stock compensation expense (a)	0.03	0.02	0.13	0.16
Loss on extinguishment of debt (b)	—	—	—	0.12
Asset impairment (c)	0.01	0.02	0.27	0.11
Litigation settlement (d)	—	—	0.05	—
Secondary offering expenses (e)	—	—	—	—
Management realignment expenses (f)	—	—	—	0.03
Long-term incentive plan (g)	—	0.01	—	0.03
Amortization of acquisition intangibles (h)	0.02	0.02	0.09	0.09
Amortization of debt discounts and deferred financing costs (i)	—	—	0.14	0.02
Losses (gains) on change in fair value of derivatives (j)	(0.01)	—	0.05	—
Other (k)	0.01	0.02	0.03	0.08
Tax benefit of stock option exercises (l)	(0.02)	(0.03)	(0.10)	(0.12)
Tax effect of total adjustments (m)	(0.01)	(0.03)	(0.19)	(0.16)
Adjusted Diluted EPS	$0.45	$0.09	$0.91	$0.75

Weighted average diluted shares outstanding	95,925	81,785	82,793	81,683
Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 include 52 weeks.
Three months ended January 2, 2021 includes 14 weeks. Three months ended December 28, 2019 includes 13 weeks.
Some of the totals in the table above do not foot due to rounding differences.

Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A

In thousands	Three Months Ended January 2, 2021		Three Months Ended December 28, 2019		Fiscal Year 2020		Fiscal Year 2019
SG&A	$199,750	40.2%	$178,044	44.3%	$720,590	42.1%	$744,488	43.2%
Stock compensation expense (a)	2,405	0.5%	1,830	0.5%	10,740	0.6%	12,670	0.7%
Secondary offering expenses (e)	—	—%	—	—%	—	—%	401	—%
Management realignment expenses (f)	—	—%	—	—%	—	—%	2,155	0.1%
Long-term incentive plan (g)	—	—%	941	0.2%	—	—%	2,830	0.2%
Other (n)	506	0.1%	1,432	0.4%	2,576	0.2%	4,565	0.3%
Adjusted SG&A/ Adjusted SG&A Percent of Net Revenue	$196,839	39.6%	$173,841	43.3%	$707,274	41.3%	$721,867	41.9%
Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 include 52 weeks.
Three months ended January 2, 2021 includes 14 weeks. Three months ended December 28, 2019 includes 13 weeks.
Percentages reflect line item as a percentage of net revenue.
Some of the percentage totals in the table above do not foot due to rounding differences.

(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)For fiscal year 2019, reflects write-off of deferred financing fees related to the extinguishment of debt.
(c)Reflects write-off of property, equipment and lease-related assets on closed or underperforming stores.
(d)Expenses associated with settlement of litigation.
(e)Expenses related to our secondary public offerings during fiscal year 2019.
(f)Expenses related to a non-recurring management realignment described on Form 8-K filed with the SEC on January 10, 2019.
(g)Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan for fiscal year 2019. This plan was effective in 2014 following the KKR Acquisition.
(h)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition.

(i)Amortization of debt discounts is associated with the amortization of the conversion feature related to the convertible note and amortization of deferred financing costs related to the convertible notes, term loan and revolving credit facility borrowings. Amortization of debt discount and deferred financing costs in aggregate total of $0.3 million and $0.2 million for the three months ended January 2, 2021 and December 28, 2019, and $11.9 million and $1.3 million for the fiscal years 2020 and 2019, respectively.
(j)Reflects losses (gains) recognized in interest expense on change in fair value of de-designated hedges of $(0.6) million for the three months ended January 2, 2021, and $4.0 million for fiscal year end 2020.
(k)Other adjustments include the following amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA) including our share of losses on equity method investments of $0.6 million for the three months ended December 28, 2019, and $1.8 million for fiscal year 2019; the amortization impact related to the KKR Acquisition (e.g., fair value of leasehold interests) of $0.1 million and $0.2 million, for the three months ended January 2, 2021 and December 28, 2019, and $0.4 million and $0.5 million for fiscal years 2020 and 2019, respectively; costs of severance and relocation of $0.1 million and $0.6 million, for the three months ended January 2, 2021 and December 28, 2019, and $1.3 million and $2.3 million and fiscal years 2020 and 2019, respectively; excess payroll taxes related to stock option exercises of $0.2 million for each of the three months ended January 2, 2021 and December 28, 2019, and $0.7 million and $0.8 million for fiscal years 2020 and 2019, respectively; incremental costs directly related to adapting the Company’s operations during the COVID-19 pandemic of $0.6 million for fiscal year 2020; and other expenses and adjustments totaling $0.1 million and $0.4 million for the three months ended January 2, 2021 and December 28, 2019, respectively and $(0.3) million and $1.0 million for fiscal years 2020 and 2019, respectively.
(l)Tax benefit associated with accounting guidance requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(m)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.
(n)Reflects other expenses in (k) above, except for our share of losses on equity method investments of $0.6 million for the three months ended December 28, 2019 and $1.8 million for fiscal year 2019, and immaterial debt issuance costs for the three months ended January 2, 2021 and $0.2 million for fiscal year 2020.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth (a)
	Three Months Ended January 2, 2021	Three Months Ended December 28, 2019	Fiscal Year 2020	Fiscal Year 2019	2021 Outlook
Owned & Host segment
America’s Best	12.2%	9.0%	(5.2)%	7.1%
Eyeglass World	17.6%	6.4%	(2.7)%	5.8%
Military	1.5%	9.9%	(15.5)%	1.4%
Fred Meyer	(12.5)%	1.1%	(21.6)%	(4.4)%
Legacy segment	(1.8)%	5.1%	(12.3)%	3.1%

Total comparable store sales growth	14.3%	10.1%	(5.6)%	6.5%	12% - 15%
Adjusted Comparable Store Sales Growth (b)	10.6%	8.1%	(6.1)%	6.2%	13% - 16%

Additional Comparable Store Sales Growth information for Last Seven Months of 2020	Seven Months Ended January 2, 2021
Total comparable store sales growth	13.1%
Adjusted Comparable Store Sales Growth (b)	12.6%

Note: Fiscal year 2020 includes 53 weeks. Fiscal year 2019 includes 52 weeks. Three months ended January 2, 2021 includes 14 weeks. Three months ended December 28, 2019 includes 13 weeks.
(a)Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 16. “Segment Reporting” in our consolidated financial statements, with the exception of the Legacy segment, which is adjusted as noted in (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 3.3% and a decrease of 1.9% for the three months ended January 2, 2021 and December 28, 2019, respectively, and a decrease of 0.4% and a decrease of 0.1% for the fiscal year 2020 and fiscal year 2019, respectively, and a decrease of 0.2% for the seven months ended January 2, 2021, (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the legacy partner), resulting the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.4% and a decrease of 0.1% for the three months ended January 2, 2021 and December 28, 2019, respectively, and a decrease of 0.1% and a decrease of 0.2% for the fiscal years 2020 and 2019, respectively, and a decrease of 0.3% for the seven months ended January 2, 2021, and (iii) with respect to the Company’s 2021 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 1.0% impact for the effect of deferred and unearned income as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Racheal Peters, Manager of External Communications
(470) 448-2303
media@nationalvision.com